Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 16, 2005 in the Form SB-2 Registration Statement and the related Prospectus of Golden Aria Corp. filed on January 9, 2006 for the registration of up to 8,545,000 shares of its common stock.

/s/ Ernst & Young LLP

Vancouver, British Columbia, Canada Chartered Accountants

January 9, 2006

A Member of Ernst & Young Global